Security Distributors, Inc.

A Member of The Security Benefit Group of Companies	One Security Benefit Place Topeka, Kansas 66636-0001

MARKETING ORGANIZATION AGREEMENT

SECURITY DISTRIBUTORS, INC.

PRODUCT AUTHORIZATION

Variable Products |_|

MARKETING ORGANIZATION:

This Agreement is entered into between Security Distributors, Inc. ("SDI") (solely in its capacity as underwriter of the Variable Products issued by the insurance company(s) (each referred to herein as "insurance company") identified in the Commission Schedule(s)), and the undersigned, referred to herein as the "Marketing Organization."

I.    APPOINTMENTS AND DUTIES

  APPOINTMENT. Subject to the terms and conditions of this contract, Marketing Organization is appointed to solicit, and to recommend for appointment Agents/Representatives (referred to herein as "Marketer(s)") to solicit applications for the variable annuity and variable life insurance contracts ("Variable Products") more specifically described in the Commission Schedule(s) attached hereto from time to time and incorporated by reference, to deliver the contracts, to collect the initial premiums thereon, and to service the business.

  Marketing Organization hereby accepts such appointment and confirms that it will abide by the terms and conditions of this Agreement and any sales manuals and/or rules and practices of SDI. Marketing Organization will endeavor to promote SDI's interests and those mutual interests of Marketing Organization and SDI as contemplated by this Agreement and shall at all times conduct itself, and insure that its employees and Marketers conduct themselves so as not to adversely affect the business reputation or good standing of either the Marketing Organization or SDI.

  SALES FORCE. Marketing organization shall have the authority to recruit, train and supervise Marketers for the sale of the Variable Products. Appointment of any Marketer shall be subject to prior approval of SDI. SDI reserves the right to require termination of any Marketer's right to sell any of the Variable Products and to cancel the appointment of any Marketer. Marketing Organization shall be responsible for any Marketer appointed hereunder complying with the terms, conditions, and limitations as set forth in this Agreement and any sales manuals and/or rules and practices of SDI.

  Any and all agreements with Marketers shall be made between the Marketing Organization and its Marketers, provided however, that SDI reserves the right to require any Marketer to sign an agreement acknowledging that no compensation is payable by SDI to the Marketer.

  INDEPENDENT CONTRACTOR. Marketing Organization shall be an independent contractor and nothing contained herein shall be construed as creating the relationship of employer-employee between SDI and Marketing Organization. Marketing Organization will be acting as an independent contractor only, and not as a partner, associate, or affiliate of SDI. Marketing Organization will be free to exercise its own judgment as to the time and manner of performing the services authorized by this Agreement subject to such rules and regulations as may be adopted from time to time by SDI.

  LIMITATIONS OF AUTHORITY. Marketing Organization's authority shall extend no further than as is stated in this Agreement. Marketing Organization shall not (1) make, alter, modify, waive or change any question, statement or answer on any application for insurance, the terms of any receipt given thereon, or the terms of any policy or contract; (2) extend or waive any provision of any policy or contract or the time for payment of premiums; (3) guarantee dividends; (4) deliver any policy unless the applicant is at the time in good health and insurable condition; (5) incur any debts or liability for or against SDI; or (6) receive any money for SDI except as herein stated.

  COLLECTION OF MONEY. Marketing Organization is not authorized to accept any premium for SDI except initial policy premiums, unless SDI provides otherwise in writing. All customer checks should be made payable directly to the insurance company issuing the Variable Product. Receipts for premiums must be on the forms furnished by SDI for that purpose. Marketing Organization shall immediately remit to the insurance company all money received or collected on the insurance company's behalf, and such money shall be considered as the insurance company's funds held in trust by Marketing Organization. SDI will not accept premium payments in the form of checks drawn on Marketing Organization or Marketer accounts.

  RECORDS. Marketing Organization agrees to maintain proper records and accounts of business transacted under this Agreement, including but not limited to, records of all written sales proposals made, applications taken, money collected, policies issued and delivered, and all service to policy owners on SDI's behalf. All such records shall be made available to SDI or SDI's representatives, with or without prior notice, during business hours.

II.    COMPENSATION

  COMPENSATION TO MARKETING ORGANIZATION. As full compensation, SDI will pay Marketing Organization or its affiliated insurance agency (if applicable) commissions as described in the attached Commission Schedule(s) for policies sold by Marketers assigned to Marketing Organization. There shall be no additional compensation or reimbursement to Marketing Organization for services performed or expenses incurred. Marketing Organization shall be responsible for and shall pay all expenses Marketing Organization incurs in the performance of this Agreement. Further, SDI may amend any Commission Schedule at any time by giving Marketing Organization written notice of such change. Any changes SDI may make to the Commission Schedule will apply only to those policies issued on or after the effective date of the changes.

  The rate of commissions or right to receive compensation on any policy or contract (1) not listed in this Agreement, (2) requiring special underwriting, or (3) obtained through a lead furnished by SDI, shall be governed by SDI's rules and practices in effect at that time and shall eventually be covered by a separate agreement between Marketing Organization and SDI, by written amendment to this Agreement, or by written notice to Marketing Organization.

  COMPENSATION TO MARKETERS. This Agreement is not intended to benefit in any manner whatsoever the Marketers or any other entity as a third-party beneficiary. SDI will pay no compensation to Marketers; payment of compensation to Marketers, if any, will be made only pursuant to the terms of a separate written Agreement between the Marketing Organization and Marketer.

  PROVISIONS RELATING TO COMPENSATION. Neither Marketing Organization nor any Marketer assigned to Marketing Organization shall withhold compensation from any premiums or contributions submitted to SDI or the insurance company. No commissions will be payable on premiums or contributions which shall be refunded for any reason, and Marketing Organization shall refund to SDI any commission paid to Marketing Organization on any such premiums or contributions. SDI shall not, under any circumstances whatsoever, pay or allow any rebate of commissions in any manner, directly or indirectly.

III.    COMPLIANCE

  GENERAL REQUIREMENTS. Marketing Organization agrees to abide by all applicable local and state laws, federal laws and regulations, as well as the rules and regulations of the National Association of Securities Dealers, Inc. (NASD) and the Securities and Exchange Commission in conducting business under this Agreement. Marketing Organization shall insure that all of its Marketers comply with all such rules, laws, and regulations.

  LICENSING. Marketing Organization agrees that neither it nor its Marketers will solicit or submit applications for any of the Products unless Marketing Organization, its affiliated insurance agency (if applicable), and its Marketers are properly licensed under all applicable state insurance laws. Marketing Organization shall be responsible for each Marketer becoming so licensed and shall notify SDI if any Marketer ceases to be so licensed.

  (1) Marketing Organization hereby confirms that it is a member in good standing of the National Association of Securities Dealers, Inc., hereinafter called "NASD," and further agrees to notify SDI if it ceases to be a member of the NASD, (2) Marketing Organization agrees to abide by the applicable Conduct Rules of the NASD which rules are incorporated herein as if set forth in full, (3) Marketing Organization represents that the signing of this agreement is a representation to SDI that Marketing Organization is a properly registered Broker/Dealer under the Securities Exchange Act of 1934, and (4) Marketing Organization shall insure that all Marketers recruited by Marketing Organization to sell the Variable Products shall be duly registered pursuant to applicable state and federal securities laws and regulations and shall notify SDI if any Marketer ceases to be so registered.

  Marketing Organization will be responsible to secure and provide to SDI adequate proof of any licenses, securities registration, bonds or other requirements or qualifications as may be required by SDI or the state or states where Marketing Organization and its affiliated insurance agency (if applicable) is authorized to solicit insurance and securities.

  PRINTED MATTER. SDI will furnish Marketing Organization all prospectuses, reports, applications and other printed matter necessary to conduct the business anticipated hereunder with respect to SDI's Products. Advertising material of any nature not supplied by SDI shall be used by Marketing Organization only after Marketing Organization has received SDI's written approval. Likewise, Marketing Organization may use SDI's name and trademark, or those of any affiliated companies, only with SDI's written approval.

IV.    SDI'S RIGHT OF ACTION

  CHANGES. SDI may at any time and from time to time (1) change or modify this Agreement, (2) modify or amend any prospectus, policy form, or contract, (3) change sales charges, (4) modify or alter the conditions or terms under which any Variable Product may be sold or regulate its sale in any way, (5) discontinue or withdraw any Variable Product from any state, or (6) cease doing business in any state.

  RIGHTS OF REJECTION AND SETTLEMENT. SDI on behalf of the insurance company(s) reserves the right to reject any application or refund any money submitted by Marketers assigned to Marketing Organization. In the event of such rejection or refund, Marketing Organization's commission on such shall be refunded as described previously by being charged against Marketing Organization's earnings or, upon demand, by payment directly to SDI. It is the intention of the parties to this Agreement that Marketing Organization shall be entitled to receive commissions only upon premiums or contributions received in cash and retained by the insurance company.
  RIGHT OF OFFSET OF INDEBTEDNESS. Any advance, loan, annualization of compensation, or extension of credit from SDI to Marketing Organization, or any loss or liability incurred by SDI as a result of the actions of Marketing Organization or its affiliated insurance agency (if applicable) shall constitute a general indebtedness of Marketing Organization to SDI. The entire indebtedness, as shown in SDI's ledger accounts, may be deemed due and payable at any time and SDI may exercise any rights or remedies to collect such indebtedness, including but not limited to, charging to Marketing Organization all attorney's fees or other collection expenses, as permitted by law.

  SDI may deduct any amounts Marketing Organization owes SDI now or in the future, as a result of this or any other contract with SDI, from any compensation due Marketing Organization. Marketing Organization hereby assigns, transfers and sets over to SDI any monies that from time to time may become due to Marketing Organization from SDI under this contract or otherwise to secure any debt to SDI.

V.    TERMINATION

  VOLUNTARY TERMINATION. Either of the parties hereto may terminate this Agreement, without stating any cause, by mailing to the other party at their last known address a notice of termination which shall be effective fifteen days from mailing.

  AUTOMATIC TERMINATION. This Agreement terminates automatically (1) if Marketing Organization is an individual, upon Marketing Organization's death, (2) if a partnership, upon the death of any partner or change in the partners composing the firm, or dissolution of the partnership for any reason, (3) if a corporation, upon Marketing Organization's dissolution or disqualification to perform the duties anticipated hereunder, (4) upon revocation, termination, suspension or nonrenewal of Marketing Organization's securities registration or insurance licenses by any state in which Marketing Organization is required by law to maintain such a license in order to perform its duties under this Agreement, (5) upon Marketing Organization's ceasing to be an NASD registered broker/dealer in good standing (this includes any suspension of Marketing Organization's membership), or (5) upon Marketing Organization's filing a petition for bankruptcy or one being filed for Marketing Organization, upon Marketing Organization being adjudged bankrupt, or upon Marketing Organization's executing a general assignment for the benefit of creditors.

  TERMINATION FOR CAUSE. Marketing Organization's rights under this contract, including the right to any further payment of any type of compensation, either during or after the termination of this contract, shall automatically and completely cease if any of the following occur at any time: (1) Marketing Organization violates any of the terms hereof, (2) Marketing Organization violates any law or regulation relating to the activities anticipated hereunder, (3) Marketing Organization induces or attempts to induce any Marketer and/or person under contract with SDI to terminate the contractual relationship or cease doing business or producing for SDI, (4) Marketing Organization initiates or induces any misappropriation or commingling of the funds of Marketing Organization and SDI or the insurance company, or (5) Marketing Organization engages in any fraudulent act or misrepresentation. In determining cause for termination, SDI shall use its sole discretion and shall notify Marketing Organization in writing of SDI's decision.

  RETURN OF SDI PROPERTY. Upon termination of this contract, Marketing Organization agrees to return any equipment, supplies, printed materials or other property, including, but not limited to, policyholder lists and policyholder records SDI has furnished Marketing Organization. Marketing Organization acknowledges that any policyholder lists or records in Marketing Organization's possession are SDI's property, and that SDI has a continuing proprietary interest in the lists and records relating to the policyholders.

VI.    THIRD PARTY COMPLAINTS AND LITIGATION

  NOTIFICATION AND COOPERATION. SDI and Marketing Organization will promptly notify the other if either of them becomes aware of any arbitration, litigation, judicial proceeding, insurance department or other governmental agency inquiry or complaint, regulatory or administrative investigation or proceeding, or customer complaint or demand, which directly or indirectly involves the rights and obligations of the parties under this Agreement. SDI and Marketing Organization each agree to cooperate fully with the other with respect to any matter referred to in this Section VI.

  DEFENSE OF ACTIONS. If any legal action is brought by a third party against SDI or Marketing Organization, or both, which is based in whole or in part on any alleged act, fault or failure of Marketing Organization in connection with this Agreement, SDI may require Marketing Organization to defend SDI in such action, or, SDI may defend any such action and expend such sums, including attorneys' fees, to be reimbursed by Marketing Organization in accordance with Section VI.E. below.

  SERVICE OF PROCESS. Marketing Organization shall transmit to the attention of SDI's Legal Counsel at One Security Benefit Place, Topeka, Kansas 66636, by certified mail within 24 hours after receipt, any paper served upon Marketing Organization in connection with any proceeding, hearing or action, whether legal or otherwise, by or against SDI. Any failure on Marketing Organization's part to comply with this provision which causes additional loss or expense to SDI shall be reimbursed by Marketing Organization to SDI.

  SETTLEMENT. SDI has the right to settle any claim against SDI, and any claim made against SDI and Marketing Organization jointly, arising out of this Agreement or any other agreement between SDI and Marketing Organization now or hereafter existing, and SDI's determination as to any such matter will be final and binding. In any action brought jointly against SDI and Marketing Organization which is based in whole or in part on any alleged act, fault or failure of Marketing Organization, Marketing Organization shall not settle such action or any portion thereof except with the express, written consent of SDI.

  INDEMNIFICATION. Marketing Organization shall indemnify and hold SDI harmless from any liability, loss, cost, claim or damaged caused by the negligence or misconduct of Marketing Organization, its affiliated insurance agency (if applicable), Marketers and/or either of their officers, directors and employees. Marketing Organization shall reimburse SDI for any legal or other expenses reasonably incurred by SDI in connection with its investigation and defense of any such loss, cost, claim, damage or liability, or of any proceeding or action resulting from those matters. SDI shall indemnify and hold Marketing Organization harmless from any liability, loss, cost, claim or damaged caused by the negligence or misconduct of SDI, its affiliates, and/or their officers, directors and employees. SDI shall reimburse Marketing Organization for any legal or other expenses reasonably incurred by Marketing Organization in connection with its investigation and defense of any such loss, cost, claim, damage or liability, or of any proceeding or action resulting from those matters.

VII.    GENERAL PROVISIONS

  CONFIDENTIALITY. Marketing Organization will treat all matters relating to SDI's business as confidential information, and not divulge any information in any way to other entities during or after the term of this contract.

  WAIVER. SDI's forbearance or failure to exercise any rights hereunder or insist upon strict compliance herewith shall not constitute a waiver of any right, condition, or obligation of Marketing Organization under this Agreement.

  PRIOR AGREEMENTS. This Agreement shall supersede any and all prior agreement(s) between Marketing Organization and SDI after this Agreement becomes effective in relation to sales of the Variable Products described in the Commission Schedule(s) attached hereto; it being understood, however, that all obligations to SDI previously incurred or assumed by SDI and liens created in connection therewith still exist and shall attach hereto.

  ASSIGNMENT. Neither this Agreement nor any of the benefits to accrue hereunder shall be assigned or transferred, either in whole or in part, without SDI's prior written consent. Any assignments shall be subject to a first lien to SDI for any indebtedness owed to SDI.

  NOTICES. All notices required or permitted to be given under this contract shall be in writing and shall be delivered personally or mailed to an officer of the party receiving such notice at its home office at the address set forth above.

  GOVERNING LAW. This contract shall be construed to be in accordance with the laws of the State of Kansas without regard to its conflicts of law doctrine.

  ENTIRE AGREEMENT. The foregoing provisions, the attached Commission Schedules and bulletins issued by SDI in connection with this Agreement constitute the entire agreement between the parties and SDI shall not be bound by any other promise, agreement, understanding or representation unless it is made by an instrument in writing, signed by all of the parties or is in the form of a written notice from SDI to Marketing Organization which expresses by its terms an intention to modify this Agreement.

  SEVERABILITY. If it should appear that any term of this Agreement is in conflict with any rule of law, statute, or regulation in effect in any state where Marketing Organization writes or solicits business for SDI, then any such term shall be deemed inoperative and null and void insofar as it may be in conflict therewith and shall be deemed modified to conform to such rule of law, statute or regulation. The existence of any such apparent conflict shall not invalidate the remaining provisions of this contract.

  EFFECTIVE DATE. This Agreement shall take effect on the date shown below, if Marketing Organization has been duly licensed in the appropriate jurisdiction(s) to perform the functions anticipated herein.
MARKETING ORGANIZATION	SECURITY DISTRIBUTORS, INC.
	By	GREGORY J. GARVIN
Print Name of Marketing Organization |_| Individual |_| Partnership |_| Corporation	Title	President
Date
Print Name of Principal Officer if a Partnership or Corporation
By
Signature of Individual or Principal Officer
Date

9482 (R7-00)